THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
      REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE PLEDGED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER SUCH ACT OR UNDER APPLICABLE STATE SECURITIES OR BLUE SKY LAWS OR AN EXEMPTION THEREFROM.

                     10% SUBORDINATED CONVERTIBLE DEBENTURE

$_______                                                 DATED: ________________

      FOR VALUE RECEIVED, the undersigned, LMI ACQUISITION CORP., a Delaware corporation ("Borrower" or the "Company"), hereby promises to pay to the order of ___________________________________ (the "Lender") the principal sum of
$50,000 as described in a Securities Purchase Agreement dated __________, 1996 (the "Agreement"), made by the Lender to the Borrower, together with interest (computed on the basis of a 360-day year of twelve 30-day months) from the date of advancement on the outstanding principal balance, to be fixed at a rate equal to 10% per annum, in accordance with the following terms:

      1. The principal and all unpaid interest which accrues thereon shall be due and payable, subject to the applicable notice provisions below, upon the earlier of (a) the date the Company obtains a line of credit of at least $15,000,000 (the "Loan") or (b) one (1) year from the Closing Date. The earlier of these two dates is hereinafter referred to as the "Maturity Date". If the Maturity date is determined by the date the Company obtains the Loan, the following notice provisions shall apply. Immediately upon obtaining the Loan, the Company will notify the Lender who will then have five (5) calendar days to notify the Company of its demand for payment of the Debenture and the Company shall repay the Debenture on or as soon as reasonably practicable after receipt of Lender's timely notice. If the Lender does not notify the Company within this five (5) day time period, the Debenture will be due and payable within sixty
(60) days of the Company's receipt of the Lender's written notice of demand for payment, however, this notice must be received by the Company at least sixty
(60) days prior to the expiration of the one (1) year period referenced above. In the event that the Company does not receive Lender's written notice at least sixty (60) days prior to the expiration of the one (1) year period referenced above, Lender will have waived the right to elect to convert the Debenture and the Company shall repay the Debenture one (1) year from the date of this Agreement by either (x) payment to the Lender of the outstanding principal and interest due on the Debenture or (y) issuance of Common Stock pursuant to the Conversion feature which the Company shall determine in its sole and absolute discretion. See Paragraph 7 below. Interest on the outstanding principal balance of this Debenture accrues at the rate of 10% per annum.

      3. This Debenture may not be offered for sale or sold, or otherwise transferred in any transaction which would constitute a sale thereof within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), for a period of four (4) months from the "Closing Date" as defined in the Agreement. Thereafter, this Debenture may not be offered for sale or sold, or otherwise transferred in any transaction which would constitute a sale thereof within the meaning of the Securities Act of 193, as amended (the "1933 Act"), unless: (i) such security has been registered for sale under the 1933 Act and registered or qualified under applicable state securities laws relating to the offer and sale of securities; or (ii) exemptions from the registration requirements of the 1933 Act and the registration or qualification requirements of all such state securities laws are available and the Borrower shall have received an opinion of counsel satisfactory to the Borrower that the proposed sale or other disposition of such securities may be effected without registration under the 1933 Act and would not result in any violation of any applicable state securities laws relating to the registration or qualification of securities for sale, such opinion to be satisfactory to counsel to the Borrower.

      4. The indebtedness evidenced in this Debenture is subordinated to the prior payment when due of the principal of, premium, if any, and interest on all "Senior Indebtedness" (as defined below) of the Borrower. Therefore, upon any distribution of its assets in a liquidation or dissolution of the Borrower, or in bankruptcy, reorganization, insolvency, receivership or similar proceedings relating to the Borrower, the Lender will not be entitled to receive payment until the holders of Senior Indebtedness are paid in full. Upon the occurrence of any event of default with respect to any Senior Indebtedness which permits the holders of such Senior Indebtedness to accelerate the maturity thereof ("Event of Default"), then upon written notice thereof given to the Company by any holder of such Senior Indebtedness or their representative, no payment shall be made by the Company in respect of this Debenture until the Company has cured such Event of Default, if permissible, to the satisfaction of the holders of such Senior Indebtedness. "Senior Indebtedness" means all direct or indirect, contingent or certain indebtedness of any type, kind or nature (present or future) created, incurred, assumed or guaranteed by the Company or its "Subsidiaries" (as defined below) with respect to the Company's arrangement with or indebtedness to First Western Bank (the "Bank") including, without limitation, by virtue of the Company's Purchase Agreement with the Bank (and any substitute lender), and any present or future bank or institutional indebtedness of the Company or its subsidiaries including, without limitation, any obligations under repurchase and/or service arrangements. "Subsidiaries" means Gold Coast Finance, Inc., a Florida corporation, National-Wide Premium Finance Co., Inc. a Florida corporation, and any and all other subsidiaries of the Company whether currently in existence or existing in the future.

      5. An "Event of Default" under this Debenture means any of the following events (whether the reason for such Event of

Default shall be voluntary or involuntary or be or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body): (i) nonpayment of all principal and interest due upon Maturity; (ii) any other material breach of the terms hereof; and (iii) an event of bankruptcy or insolvency of the Borrower. The Company shall receive written notice upon the occurrence of an Event of Default and provided the default is not cured within thirty (30) days of the stated Event of Default, the entire principal and accrued interest hereunder shall accelerate and become immediately due and payable.

      6. Without the consent of the Lender, the Borrower may amend or supplement this Debenture to cure any ambiguity, defect or inconsistency that does not adversely affect the rights of the Lender. This Debenture is issued in connection with a private placement of Debenture Units issued by the Borrower pursuant to the terms of the Agreement.

      7. At the option of its holder, from the time commencing from the Closing Date, as defined in the Agreement, and ending one (1) year from the Closing Date, and subject to the notice provisions set forth in the Agreement, the principal and interest due under the Debenture is convertible into restricted shares of Common Stock of the Company based on the "Conversion Price" as defined below. The "Conversion Price" shall be equal to $5.00 per share. In the event that shares of the Company's common stock are publicly traded, the "Conversion Price" shall be equal to the lesser of (a) $5.00 per share and (b) an amount equal to 18% less than the average closing bid price of the Company's Common Stock as reported on NASDAQ (or the last sales price of the Common Stock listed on a National Securities Exchange or included in the NASDAQ SmallCap Market(TM), or the average of the mean between the last bid and asked prices per share as reported by the National Quotational Bureau, Inc. or an equivalent generally accepted reporting services if the shares are traded on the over-the-counter market and not on the NASDAQ reporting system) over the thirty (30) days preceding Subscriber's written notice of conversion. Upon such conversion, all principal and interest due under the Debenture shall be discharged and the Company released from all obligations thereunder. Company shall receive Lender's notice of intent to convert the Debenture at least sixty (60) days prior to the expiration of the one (1) year period set forth above. In the event that the Company does not receive Lender's written notice at least sixty (60) days prior to the expiration of the one (1) year period referenced above, Lender will have waived the right to elect to convert the Debenture and the Company shall repay the Debenture one (1) year from the date of this Agreement by either (x) payment to the Lender of the outstanding principal and interest due on the Debenture or
(y) issuance of Common Stock pursuant to the Conversion feature which the Company shall determine in its sole and absolute discretion.

            The shares of Common Stock issuable upon the exercise of the conversion feature shall be "restricted securities" as that term is defined under Rule 144 of the Securities Act, as amended (the "1933 Act") and, as a consequence, may not be sold or otherwise transferred except pursuant to registration under the 1933 Act or an available exemption therefrom. Further, Lender shall not sell or offer to sell or otherwise transfer in any transaction that would constitute a sale thereof within the meaning of the Act any Shares of Common Stock issuable upon conversion of this Debenture for a period of four (4) months commencing from the Closing Date.

            The shares of Common Stock, when issued, will be fully paid and non-assessable.

      8. This Debenture is not transferable by the Lender.

      9. This Debenture shall be construed and enforced in accordance and governed by the laws of the State of Florida without regard to that state's conflict of laws provisions.

      Intending to be legally bound, the Borrower has caused this Debenture to be executed in its corporate name, by its duly authorized representative and to be dated as of the date and year first above written.

                                        LMI ACQUISITION CORP.



                                        By:___________________________
                                           Authorized Executive Officer